Exhibit 99.1

CORESITE REPORTS THIRD QUARTER 2012 RESULTS

DENVER, CO — November 1, 2012 — CoreSite Realty Corporation (NYSE: COR), a national provider of powerful, network-rich data centers, today announced financial results for the third quarter ended September 30, 2012.

Quarterly Highlights

•                  Reported third-quarter funds from operations (“FFO”) of $0.40 per diluted share and unit, representing an 8.1% increase over the prior quarter and a 14.3% increase over the prior-year quarter

•                  Reported third-quarter revenue of $53.8 million, representing a 6.2% increase over the prior quarter and a 21.2% increase over the prior-year quarter

•                  Executed new and expansion data center leases representing $2.0 million of annualized GAAP rent with a weighted-average GAAP rental rate of $177 per net rentable square foot (“NRSF”)

•                  Achieved a 91.8% retention ratio with 4.0% rent growth on signed renewals on a cash basis and 9.1% on a GAAP basis

•                  Commenced 39,991 net rentable square feet of new and expansion leasing, with GAAP annualized rent of $146 per square foot

•                  Obtained entitlements to expand at our Reston, Virginia, facility

Tom Ray, CoreSite’s Chief Executive Officer, commented, “Our third-quarter results reflect solid top and bottom-line growth, continued margin expansion and strong lease commencements. New and expansion bookings were below our trailing average, driven by an absence of bookings exceeding 250 kilowatts and a temporary reduction of sales staff as we transformed to a vertical selling model. During the quarter we also made substantial progress on a new development opportunity, an expansion to our existing facility in Reston, Virginia.

“Important in the quarter were the steps we made in our transition from a local to a vertical sales model,” Mr. Ray continued. “While implementing some of these changes was difficult, we believe that we will see a more rapid pace of growth moving forward due to this realignment. As a key component of this transition, we are pleased to welcome Chris Ancell to our executive team as Senior Vice President of Sales and Sales Engineering, as previously announced. Chris is already making progress in re-building his sales team and has integrated seamlessly with our senior leadership team. As we look ahead, we’re excited about the new people we have in place and the rewards we are already seeing from our strategy. We believe that those rewards will begin to show up clearly in our future sales results.”

Financial Results

CoreSite reported FFO of $18.6 million for the three months ended September 30, 2012, an increase of 7.8% on a sequential quarter basis and a 16.5% increase over the same quarter of the prior year. On a per diluted share and unit basis, FFO was $0.40 for the three months ended September 30, 2012, as compared to $0.35 per diluted share and unit for the three months ended September 30, 2011.  Total operating revenue for the three months ended September 30, 2012, was $53.8 million, a 6.2% increase on a sequential-quarter basis and a 21.2% increase over the same quarter of the prior year.  The company reported net income for the three months ended September 30, 2012, of $2.9 million and net income attributable to common shares of $1.3 million, or $0.06 per diluted share.

Sales Activity

CoreSite executed new and expansion data center leases representing $2.0 million of annualized GAAP rent during the quarter, comprised of 11,387 NRSF at a weighted average GAAP rate of $177 per NRSF and a weighted average lease term of 34 months.

During the third quarter, data center lease commencements totaled 39,991 NRSF at a weighted average GAAP rental rate of $146 per NRSF, which represents $5.9 million of annualized GAAP rent.

Renewal leases totaling 18,332 NRSF commenced in the third quarter at a weighted average GAAP rate of $164 per NRSF, reflecting a 4.0% increase in rent on a cash basis and a 9.1% increase on a GAAP basis. The company’s rent-retention ratio for the third quarter was 91.8%.

Development, Redevelopment and Acquisition Activity

At September 30, 2012, the company had 70,840 NRSF of data center space under construction. This total is comprised of 50,600 NRSF in Santa Clara, representing the final phase of construction at CoreSite’s building at 2972 Stender Way, and 20,240 NRSF in Chicago. Of the estimated $49.4 million required to complete the current Santa Clara and Chicago projects, the company had incurred costs of $32.2 million through September 30, 2012.

Including the space currently under construction or in preconstruction at September 30, 2012, as well as currently operating space targeted for future redevelopment, CoreSite owns land and buildings sufficient to develop or redevelop 1,006,784 square feet of data center space, comprised of (1) 70,840 NRSF of data center space currently under construction, (2) 390,694 NRSF of office and industrial space currently available for redevelopment, and (3) 545,250 NRSF of new data center space available for development in Reston, Virginia, and on land that CoreSite currently owns at its Coronado-Stender business park.

During the third quarter, CoreSite took steps to expand its platform by advancing expansion capability in Reston, Virginia. The company received entitlements to expand its facility in Reston, Virginia, by approximately 200,000 useable square feet, comprised of data center, supporting infrastructure and general building support space. CoreSite plans to commence construction on this project in the first half of 2013. The company estimates that construction costs to complete the first phase of development will total $60.0 million and anticipates delivering salable capacity by the beginning of 2014.

Balance Sheet and Liquidity

As of September 30, 2012, CoreSite had $154.4 million of total long-term debt equal to 11.0% of total enterprise value and equal to 1.6x annualized adjusted EBITDA for the quarter ended September 30, 2012. CoreSite exercised its option to extend the maturity of the loan on its 55 S. Market property to October 9, 2014, and has no further debt maturities until 2014 assuming other extension options are exercised.

At quarter end, the company had $13.4 million of cash available on its balance sheet and $131.1 million of available capacity under its revolving credit facility.

Dividend

On September 10, 2012, the company announced a dividend of $0.18 per share of common stock and common stock equivalents for the third quarter of 2012. The dividend was paid on October 15, 2012, to shareholders of record on September 28, 2012.

2012 Guidance

The company is increasing and tightening its 2012 guidance of FFO per diluted share and unit to a range of $1.50 to $1.54 from its prior range of $1.42 to $1.52. This outlook is predicated on current economic conditions, internal assumptions about its customer base, and the supply and demand dynamics of the markets in which it operates. Further, the company’s guidance does not include the impact of any additional acquisitions or capital markets transactions that may become available.

In addition, the company’s estimate of the net income attributable to common shares is $0.17 to $0.21 per diluted share with the difference between FFO and net income being real estate depreciation and amortization.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWorld conference from November 13 through November 14 at the Manchester Grand Hyatt in San Diego, CA.

Conference Call Details

The company will host a conference call November 1 at 12:00 p.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-941-1429 for domestic callers or 480-629-9857 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers, or for international callers, 858-384-5517.  The passcode for the replay is 4573751.  The replay will be available until November 8, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to the company’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is a national provider of data center products and interconnection services. More than 750 customers, such as Global 1000 enterprises, communications providers, cloud and content companies, financial firms, media and entertainment, healthcare, and government agencies choose CoreSite for the confidence that comes with customer-focused data center products, service and support systems, and scalability. CoreSite’s network centric computing platform is a business catalyst, featuring the Any2 Internet exchange and network ecosystems, which include access to 225+ carriers and service providers and a growing mesh of more than 15,000 interconnections. The company features a diverse colocation offering from individual cabinets to custom cages and private suites, with 14 data center locations in nine major U.S. markets. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or  maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands, except per share data)	September 30, 2012	December 31, 2011
Assets:
Investments in real estate:
Land	$85,868	$84,738
Building and building improvements	573,012	499,717
Leasehold improvements	84,133	81,057
	743,013	665,512
Less: Accumulated depreciation and amortization	(93,721)	(64,428)
Net investment in operating properties	649,292	601,084
Construction in progress	51,565	73,084
Net investments in real estate	700,857	674,168
Cash and cash equivalents	13,421	6,628
Restricted cash	316	9,291
Accounts and other receivables, net	10,071	6,562
Lease intangibles, net	23,359	36,643
Goodwill	41,191	41,191
Other assets	38,187	33,743
Total assets	$827,402	$808,226

Liabilities and equity:
Liabilities
Revolving credit facility	$62,750	$5,000
Mortgage loans payable	91,615	116,864
Accounts payable and accrued expenses	44,291	38,822
Deferred rent payable	4,198	3,535
Acquired below-market lease contracts, net	9,171	11,872
Prepaid rent and other liabilities	9,049	11,946
Total liabilities	221,074	188,039

Stockholders’ equity
Common stock, par value $0.01	206	204
Additional paid-in capital	261,138	256,183
Accumulated other comprehensive income (loss)	(4)	(34)
Accumulated deficit	(32,121)	(23,545)
Total stockholders’ equity	229,219	232,808
Noncontrolling interests	377,109	387,379
Total equity	606,328	620,187
Total liabilities and equity	$827,402	$808,226

Consolidated Statement of Operations

	Three Months Ended:
(in thousands, except share and per share data)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Operating revenues:
Rental revenue	$31,461	$30,464	$29,493	$29,064	$27,616
Power revenue	14,204	12,910	12,330	11,411	11,450
Tenant reimbursement	1,446	1,394	1,296	1,767	1,432
Other revenue	6,651	5,868	4,165	3,787	3,869
Total operating revenues	53,762	50,636	47,284	46,029	44,367
Operating expenses:
Property operating and maintenance	16,360	15,274	14,395	15,063	14,133
Real estate taxes and insurance	2,158	2,132	2,014	2,064	2,163
Depreciation and amortization	16,583	15,947	15,461	15,743	16,091
Sales and marketing	2,231	2,581	2,129	1,619	1,315
General and administrative	6,389	6,036	6,352	5,880	4,747
Rent	4,689	4,691	4,577	4,588	4,601
Transaction costs	293	161	122	—	192
Total operating expenses	48,703	46,822	45,050	44,957	43,242
Operating income	5,059	3,814	2,234	1,072	1,125
Gain on early extinguishment of debt	—	—	—	—	(10)
Interest income	5	5	2	2	9
Interest expense	(1,595)	(1,309)	(1,018)	(838)	(916)
Income before income taxes	3,469	2,510	1,218	236	208
Income tax (expense) benefit	(522)	(662)	125	226	55
Net income	2,947	1,848	1,343	462	263
Net income attributable to noncontrolling interests	1,627	1,022	743	283	151
Net income attributable to common shares	$1,320	$826	$600	$179	$112
Net income per share attributable to common shares:
Basic	$0.06	$0.04	$0.03	$0.01	$0.01
Diluted	$0.06	$0.04	$0.03	$0.01	$0.01
Weighted average common shares outstanding:
Basic	20,554,893	20,532,930	20,455,875	19,988,150	19,494,703
Diluted	21,027,635	20,914,686	20,694,855	20,082,003	19,587,961

Reconciliation of Net Income to Funds From Operations (FFO)

	Three Months Ended:
(in thousands, except per share data)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Net income	$2,947	$1,848	$1,343	$462	$263
Adjustments:
Real estate depreciation and amortization	15,689	15,437	15,008	15,307	15,738
FFO available to common shareholders and OP unitholders	$18,636	$17,285	$16,351	$15,769	$16,001
Weighted average common shares and OP units outstanding - diluted	46,374,440	46,260,783	46,039,937	45,862,220	45,822,653
FFO per common share and OP unit - diluted	$0.40	$0.37	$0.36	$0.34	$0.35

CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended:
(in thousands, except per share data)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Net income	$2,947	$1,848	$1,343	$462	$263
Adjustments:
Interest expense, net of interest income	1,590	1,304	1,016	836	907
Income taxes	522	662	(125)	(226)	(55)
Depreciation and amortization	16,583	15,947	15,461	15,743	16,091
EBITDA	$21,642	$19,761	$17,695	$16,815	$17,206
Non-cash compensation	1,556	1,779	747	693	879
Gain on early extinguishment of debt	—	—	—	—	10
Transaction costs / litigation settlement expenses	293	161	1,572	—	192
Adjusted EBITDA	$23,491	$21,701	$20,014	$17,508	$18,287

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The company calculates adjusted EBITDA by adding non-cash compensation expense and transaction costs to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of the company’s ability to incur and service debt. In addition, management considers EBITDA and adjusted EBITDA to be appropriate supplemental measures of the company’s performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.